Exhibit 10.36

                        [LOGO] Ultralife Batteries Inc.

                                                                   June 14, 1999

Mr. John D. Kavazanjian
2 Buckthorn Run
Victor, New York  14565

Dear John:

      I am pleased to confirm to you the key points of an offer of employment to become the President and Chief Executive Officer (CEO) of ULTRALIFE Batteries, Inc. In this position, you will be responsible for and lead all corporate activities, including day-to-day operations and financial performance. As such, you will be reporting to and accountable to the Company's Board of Directors. This letter is intended to constitute an employment agreement and shall be governed by the laws of the State of New York.

      The position carries a starting salary of $300,000.00 per annum, with a performance and salary review at the end of the first year. In no event will your salary be less than $300,000.00 per annum for the initial three- (3) year term. Moreover, you will be granted a $50,000 cash payment in lieu of moving expenses, to facilitate any personal arrangements you need to make in order to set the earliest possible starting date.

      In addition, you will be granted five-year stock options totaling 500,000 shares of Ultralife common shares which vest over a five-year period, the price of which is the closing price of Ultralife's common stock on the starting date of your becoming an Ultralife employee at which date 50,000 options will vest. At the end of each year of employment, 20% of the remaining shares (450,000 shares or 90,000 per year) will become exercisable. All options will immediately vest in the event a "change in control" of the corporation.

      In addition, it is the intention of the Board of Directors to establish a bonus plan for senior managers of the company, including you as the CEO. It is anticipated that the plan will establish eligibility and personal performance criteria that will allow for annual bonus payments ranging from 10-100% of salary, as deemed justified by the compensation committee for achievement of planned individual and corporate performance.

Mr. John Kavazanjian                    -2-                June 14, 1999


      Should your employment be terminated by the Company, except for "cause" (which shall be defined as gross negligence, willful misconduct or conviction of a felony), during the first 3 years, you will be entitled to a one-year severance payment of salary. Furthermore, any remaining options scheduled to vest at the next annual date will vest upon such termination.

      Finally, and with your concurrence, we would expect you to be nominated as a director of Ultralife at the next annual shareholders meeting.

      You will, of course, be eligible to participate in the benefit package granted to senior management, which benefits are detailed in Schedule A. Additionally, you shall be asked to confirm that:

      - You have presented for review documents confirming your identity and authorization to work in the United States, as well as the execution of a confidentiality agreement.

      John, I trust that the above details the essence of this offer of employment and reflects your discussion with Carl Rosner. We would plan to have this letter of employment, once signed by both parties, be sufficient to allow you to give notice to your current employer. Should your present employer ask you to leave sooner than you now anticipate, you are, of course, welcome to start as soon as practical.

                                                           Sincerely,

                                                           /s/ Joseph C. Abeles
                                                           ---------------------
                                                           Joseph C. Abeles
                                                           Acting CEO

ACCEPTED BY: /s/ John D. Kavazanjian
             -----------------------
             John D. Kavazanjian

START DATE:  7/27/99

JCA/csa